July 17, 2009

The Student Loan Corporation Announces
Second Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $24.9 million, or $1.25 per share, for the quarter ended June 30, 2009, a decrease of $17.1 million (41%) compared to net income of $42.0 million, or $2.10 per share, reported for the same quarter of 2008.  The Company’s net interest income of $70.9 million fell by $48.5 million reflecting margin compression during the second quarter of 2009.  This decrease was partially offset by gains on loan sales and lower operating expenses.

During the second quarter of 2009, the Company  further diversified  its sources of funding by accessing $8.5 billion of secured borrowings from the U.S. Department of Education sponsored conduit, Straight-A Funding, LLC (the Conduit).  The Company also continued to draw on financing through the Department of Education’s Loan Participation Purchase Program (the Participation Program) by procuring an additional $0.6 billion of funding for its current quarter disbursements.  The Company has funded $2.7 billion of FFEL Program Stafford and PLUS Loan disbursements through the Participation Program since its inception.  At June 30, 2009, $1.3 billion of funding under the Participation Program remained outstanding.  During the second quarter of 2009, the Company also completed a $1.2 billion sale of loans to the Department of Education through the Loan Purchase Commitment Program (the Purchase Program).  The proceeds of this sale were used to pay back funding from the Participation Program.

“Although the credit markets remain challenging, we have made significant progress in strengthening our balance sheet as evidenced by both the expansion of our FFEL Program Stafford and PLUS Loan portfolios, as well as the diversification of our funding sources.  These accomplishments are even more notable as they were achieved with the backdrop of us becoming a leaner organization, as we reported continued quarter-over-quarter expense reductions.  These successes position us to remain a leader in the student lending industry,” said The Student Loan Corporation’s Chief Executive Officer, Mike Reardon.

During the twelve-month period ended June 30, 2009, the Company’s managed student loan portfolio grew by $3.7 billion (9%) to $43.0 billion, reflecting the Company’s continued commitment to the FFEL Program.  The managed portfolio includes $26.6 billion of the Company’s owned loan assets and $16.4 billion of loans serviced on behalf of securitization trusts or other lenders.  Originations for the quarter included FFEL Program Stafford and PLUS Loan originations of $0.7 billion, a 3% increase from the same quarter of 2008. Almost all of the FFEL Program Stafford and PLUS Loan originations during the quarter were funded through the Participation Program.  The Company also made new CitiAssist® Loan commitments of $0.1 billion, which was 30% lower than the same quarter of 2008.  This decrease is a direct result of initiatives the Company has introduced to improve the profitability of its private education loan product and changes to its underwriting standards.

Net interest income of $70.9 million for the second quarter of 2009 was $48.5 million (41%) lower than the same quarter of 2008 as the Company continues to experience net interest margin compression.  This compression is largely due to the continued dislocation between the commercial paper rate (CP), the rate at which a significant amount of the Company’s student loans earn income, and LIBOR, which is the basis of a majority of the Company’s funding.  Since the first quarter of the year, the Company has experienced some narrowing in the spread between CP and LIBOR, however, the spread between CP and LIBOR is still significantly higher than the historical average.  This dislocation reduced the Company’s second quarter net interest margin by 40 basis points and net interest income by $18.5 million as compared to the same quarter in 2008.  Net interest margin is being further compressed by increases in credit spreads as the Company replaces maturing long-term debt with new borrowings.  These increased credit spreads decreased second quarter net interest income by $21.6 million compared to the same quarter in 2008.

The Company’s other income of $48.7 million for the second quarter of 2009 was $7.6 million (18%) higher than the same quarter of 2008.  This reflects an increase of $17.0 million in the Company’s gain on sale related to the sale of loans to the Department of Education under the Purchase Program.  This increase in the Company’s other income was partially offset by a reduction in net mark-to-market gains of $17.5 million on the Company’s derivatives and retained interests from securitizations.  This net decrease reflects reduced net interest margins on trust portfolios largely due to the dislocation between CP and LIBOR.

Total operating expenses of $35.2 million for the second quarter ended June 30, 2009 were $16.6 million lower than same quarter of 2008.  Operating expenses include $0.3 million and $8.7 million of restructuring charges associated with the Company’s strategic repositioning efforts for the quarters ended June 30, 2009 and 2008, respectively.  The Company’s operating expense ratio excluding restructuring and related charges (total operating expenses less restructuring and related charges as a percentage of average managed student loans) for the second quarter was 0.32%, 12 basis points lower than the same quarter of 2008, reflecting the benefits of the Company’s repositioning efforts.

The Company’s allowance for loan losses at June 30, 2009 was $128.7 million, an increase of $18.4 million compared to $110.3 million at December 31, 2008.  This increase is largely due to continued deterioration in the economic environment resulting in increases in loss rates for both the FFEL Program and private education loan portfolios.

The Company’s effective tax rate during the second quarter of 2009 increased to 36.9% from 33.1% in the same quarter of 2008.  The increase reflects a one-time credit to income taxes of $3.3 million in the second quarter of 2008 to adjust current and deferred income taxes payable.

The Company’s second quarter 2009 return on average equity decreased to 6.4% from 10.5% during the same quarter of 2008, driven by lower earnings.

On July 15, 2009, the Company’s Board of Directors declared a regular quarterly dividend on the Company’s common stock of $0.35 per share.  The dividend will be paid September 1, 2009 to shareholders of record on August 14, 2009.

The Student Loan Corporation is one of the nation’s leading originators and holders of FFEL Program and private education loans.  Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400.  Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298.  Information is also available on the Company’s web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in the Company’s filings with the Securities and Exchange Commission.

Press Contact:	Mark Rodgers	212-559-1719
Investor Relations:	Bradley Svalberg	203-975-6320

THE STUDENT LOAN CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	Unaudited		Unaudited
NET INTEREST INCOME
Interest income	$187,224	$318,769	$391,420	$648,516
Interest expense	(116,340)	(199,379)	(262,458)	(447,679)
Net interest income	70,884	119,390	128,962	200,837
Provision for loan losses	(44,826)	(45,827)	(65,968)	(71,139)
Net interest income after provision for loan losses	26,058	73,563	62,994	129,698

OTHER INCOME
Gains on loans securitized	-	1,262	-	1,262
Gains on loans sold	17,864	859	17,864	2,314
Fee and other income	30,851	39,012	37,809	50,471
Total other income	48,715	41,133	55,673	54,047

OPERATING EXPENSES
Salaries and employee benefits	8,428	13,593	17,406	29,062
Restructuring and related charges	342	8,735	(81)	8,735
Other expenses	26,441	29,521	52,745	58,187
Total operating expenses	35,211	51,849	70,070	95,984

Income before income taxes	39,562	62,847	48,597	87,761
Provision for income taxes	14,615	20,831	16,121	30,511
NET INCOME	$24,947	$42,016	$32,476	$57,250

DIVIDENDS DECLARED AND PAID	$7,000	$28,600	$35,600	$57,200

BASIC AND DILUTED EARNINGS
PER COMMON SHARE	$1.25	$2.10	$1.62	$2.86
(based on 20,000,000 average shares outstanding)

DIVIDENDS DECLARED AND PAID PER COMMON SHARE	$0.35	$1.43	$1.78	$2.86

THE STUDENT LOAN CORPORATION
CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except share and per share amounts)

	June 30,	December 31,	June 30,
	2009	2008	2008
	Unaudited		Unaudited
ASSETS
Federally insured student loans	$18,471,634	$18,064,662	$14,719,407
Private education loans	5,942,045	5,861,545	5,819,978
Deferred origination and premium costs	603,862	635,449	660,296
Allowance for loan losses	(128,737)	(110,329)	(81,817)
Student loans, net	24,888,804	24,451,327	21,117,864
Other loans and lines of credit	5,076	9,016	18,157
Loans held for sale	1,574,653	1,072,316	1,926,538
Cash	13,022	595	656
Residual interests in securitized loans	790,545	942,807	701,598
Other assets	1,653,790	1,659,617	1,333,562

Total Assets	$28,925,890	$28,135,678	$25,098,375

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings, payable to principal stockholder	$5,733,400	$12,654,200	$11,801,600
Short-term secured borrowings, payable to Department of Education	1,333,991	1,002,211	-
Long-term borrowings, payable to principal stockholder	8,602,000	10,102,000	9,150,000
Long-term secured borrowings	10,685,644	1,727,744	1,830,988
Deferred income taxes	204,499	241,642	264,089
Other liabilities	784,398	822,884	427,403

Total Liabilities	27,343,932	26,550,681	23,474,080

Common stock, $0.01 par value; authorized 50,000,000 shares; 20,000,000 shares issued and outstanding	200	200	200
Additional paid-in capital	141,808	141,723	141,377
Retained earnings	1,439,950	1,443,074	1,482,718

Total Stockholders' Equity	1,581,958	1,584,997	1,624,295

Total Liabilities and Stockholders' Equity	$28,925,890	$28,135,678	$25,098,375